Exhibit 10.1

AMENDMENT TO SUPPLY AGREEMENT

November 9, 2009

Food Innovations, Inc.
3845 Beck Blvd., Suite 805
Naples, FL 34114
Attn: Justin Wiernasz

Dear, Justin:

This letter shall serve as an amendment to the Supply Agreement entered into between Next Day Gourmet, L. P. (“NDG”) and Food Innovations, Inc. (“Vendor”), dated as of September 11, 2003, as amended (the “Agreement”).

Effective as of November 9, 2009, USF and Vendor hereby agree to extend the contract dates of the Agreement by an additional sixty (60) days. Accordingly, the ending date of the Agreement shall change from December 11, 2009 to February 11, 2010. All other provisions of the Agreement shall remain in effect.

IN WITNESS WHEREOF, the parties acknowledge their agreement to the foregoing by the execution of this Amendment by their respective authorized representatives as of the date first above written.